Friends and Shareholders:

I am pleased to write to you today and give you a company update.

2007 has been a remarkable year for VirTra Systems and should prove to be our best year to-date.  Sales have increased dramatically, we have not borrowed money for a little over one year.  We have been self-sustaining during that time and even paid-off a $186,000 note. Our market share has increased significantly, both internationally and domestically, and we now enjoy many repeat customers.

We have just been notified by the IRS this week, as a result of our request last year at this time, that they have finally assigned our case to a revenue officer to help us resolve and pay-off that liability.  Since we are in the middle of settling this, I don't have more information at this time - they are notoriously slow; but, I wanted to let all know the status of that issue.  I remain committed to resolving this issue favorably for the company and our shareholders, and this is an important next step in the process.  I'll keep you all up-to-date as this initiative progresses.

Our last bit of unfinished past business is the debenture.  After requesting an accounting from Duchess regarding any remaining debt owed, they informed us that they could not provide us with that information on advice of their counsel.  I thought that strange; so, I instructed our CPA to do an accounting of what we have paid-out already.

Friends and shareholders, after that research was completed, and after a review of that information, I have determined that we not only have paid that debt in full (remember the initial amount was only $500,000), but after more than 45 million shares of our stock were handed over to them, which they promptly dumped into the market, we have in aggregate turned over to them in excess of $4,000,000 dollars of market value.

I am satisfied this immense "payday" for Duchess more than satisfies this debenture, and have determined that the company has paid this debt in full.  That is why you do not see Duchess dumping the rest of the life from our company anymore.  I do not intend to resecure any financing of this type, as we have all seen the relentless and selfish destruction of our shareholder value vis-à-vis our best performance yet.

I wanted to let you all know that with these legacy issues very close to being completely resolved, our looming audited 2007 10-K due out between March 30th and April 14th that should prove to be the best-ever in our history, and a strong showing already this quarter, I remain more optimistic that ever of the company's success.

I'd like to to thank those of you who have stood by us for these many years, and assure you that it is my pledge to do whatever else it takes to lead us the rest of the way to the success I have always believed would come.

These are simply my personal comments and should not be relied upon in your investment decisions. I strongly urge you to conduct your own due diligence with regard to any investment in VirTra Systems. I respectfully refer you to VirTra Systems' filings with the United States Securities and Exchange Commission.

--Major General Perry V. Dalby (USA-Retired), VirTra Systems' CEO